Exhibit 99.1

VINEYARD NATIONAL BANCORP

Press Release

Vineyard National Bancorp’s Record Quarterly Earnings Increase 49% with Assets Exceeding $1.4 Billion; Increases Earnings Estimate for 2005

Rancho Cucamonga, CA. (April 7, 2005) -- Vineyard National Bancorp (NASDAQ:VNBC), and its operating subsidiary Vineyard Bank, today reported record earnings for the quarter ended March 31, 2005 of $4.4 million, or $0.45 per diluted share, compared with net earnings of  $3.0 million or $0.34 per diluted share for the same quarter ended in 2004.  The growth in earnings of $1.4 million represented an increase of 49% over the comparable period last year.  Diluted earnings per share increased 32%, which produced a return on average equity of 21%.

Earnings Guidance and Market Sensitivity:

In the year-end 2004 earnings release issued in January 2005, management of the Company had originally established an earnings estimate for the year ending December 31, 2005 with a range of $1.90 to $2.05 per diluted share.  With the results of the first quarter now complete, and the continued implementation of the Company’s strategic plan further underway, management has increased its estimate to a range of $2.00 to $2.10 per diluted share, an increase of approximately 29% to 35% over 2004’s earnings of $1.55 per diluted share.  Within each subsequent reporting period, management will update the range given the current economic and market factors.

Management has also assessed the impact of increasing market interest rates on the Company’s net interest income and net interest margin, and believes that the existing composition of its balance sheet and sensitivity to market rate changes will have no measurable impact to its operations and the ultimate impact upon the product lines that are offered in the Company’s communities.  This range also takes into account the recent issuance of additional common stock during the fourth quarter.

The Company is not an originator of single family residential mortgages for resale into the secondary marketplace and the recent rise in mortgage interest rates has no direct impact to its operating income.

The Company principally operates its lending activities within the Inland Empire region of Southern California, and the coastal communities of Los Angeles and Orange counties.  The Inland Empire region is one of the fastest growing areas in California driven by affordable housing and commercial income property development.  Residential coastal construction continues to be supported by continued strong demand for high-end housing due to scarcity of product and regional wealth creation.

Management has also reviewed the levels of investment made into the Company’s infrastructure in order to support its efforts, and believes that the increases made in personnel, technology, facilities and marketing support should be adequate to support its efforts as the Company enters the fifth year of its strategic plan.

Operating Results:

The Company’s net interest income before its provision for loan losses increased by $3.9 million, or 35% for the quarter ended March 31, 2005 as compared with the same period in 2004, to a record level of $15.0 million. These results produced a net interest margin of 4.6% for the period, a slight decrease from the 4.9% level for the comparable period in 2004.  The decrease in the net interest margin was attributable more to the expansion of the Company’s income property lending and its investment securities portfolios, which are originated at lesser yields than the construction lending portfolio, rather than the recent changes in market interest rates. The Company’s efforts continue to be focused on the measured growth of all earning assets which complement a well-balanced loan and investment securities portfolio.

Other operating income for the quarter ended March 31, 2005 was $1.1 million, or 32% less than the same period in 2004.  Revenue related to the Company’s SBA operations was the principal reason for the reduced level in other income, as loans originated for resale were placed in the loan portfolio during the quarter simply due to timing constraints on completing the sales at quarter end.

Total net revenues (net interest income before provision for loan losses and other operating income) for the quarter ended March 31, 2005 increased by $3.4 million or 26% as compared to the same period in 2004.

The expansion and diversification of the Company’s earning-asset base helped increase total assets to a level of $1.4 billion as of March 31, 2005.  Total assets were $1.3 billion at December 31, 2004, and $1.1 billion at March 31, 2004.

The Company’s growth in its loan portfolio produced a first quarter 2005 increase of $50.7 million or 5% over year end 2004 levels, bringing gross loans outstanding to $1.1 billion at March 31, 2005.  The actual net growth in the loan portfolio was impacted by increased demand for and payoffs of new home production stemming from the Company’s two major construction divisions, slight delays in new construction starts related to an unusually wet and prolonged rainy season, and additional loan participation sales of approximately $44 million in order to balance certain regional product concentrations. The Company believes that more measurable growth in all specialty product lines will be realized in the ensuing reporting periods.

“The increased demand for new housing, especially in the Inland Empire and the high-end coastal communities that we serve, exceeded expectations during what is normally a quieter period leading into the spring and summer months. Standing inventory of new homes is still measured in days rather than weeks,” commented Norman Morales, President and Chief Executive Officer. “We are increasing our resources in our lending specialty groups in order to expand where demand for our products is the greatest and our ability to react to market and competitive challenges are best.”

For the quarter ended March 31, 2005, total deposits increased by $81.7 million, or 8%, to $1.0 billion, as compared to year-end 2004’s level of $965.5 million.  With the growth of the Company’s earning asset base, the focus on core deposit growth within the nine community banking centers has increased with significant additions in relationship and business development personnel.

Concurrent with these efforts, the Company has recently received authorization to expand its full service branching facilities into Irvine, which includes the surrounding communities of Newport Beach, and the San Diego marketplace. These facilities will become fully operational during the second quarter of 2005.  These high-end growth markets will also be supported by an expanded division of personnel focused on entrepreneurs and the businesses they operate, while bringing the Company’s specialty lending and deposit relationship efforts to new areas.

Total operating expenses for the quarter ended March 31, 2005 were $8.5 million, an increase of $2.6 million or 44% over the same period in 2004.  The Company has added significant resources to its operating areas in relationship management and business development, credit administration, information technology, training, marketing and corporate services to support the growth realized in the past four years.  This has, in turn, increased the costs associated with salaries, cash incentives and benefits for the first quarter of 2005 to $4.9 million, representing 58% of total operating costs.

The Company’s efficiency ratio, which measures the relationship of total operating expenses and total operating income, was 53% for the quarter ended March 31, 2005, as compared with 46% for the same period in 2004. The leveraging of the increased infrastructure put in place at the end of 2004 and early 2005 will allow the Company to benefit more from the increases in earning-asset growth without proportional increases in operating expenses for the balance of this operating year.

For the quarter ended March 31, 2005, the Company’s income tax provision was $3.2 million as compared to $2.1 million in the same period in 2004.

The Bank continues to be “well-capitalized” pursuant to the guidelines established by regulatory agencies.  To be considered “well-capitalized” an institution must have total risk-based capital of 10% or greater, and a leverage ratio of 5% or greater.  The Bank’s total risk-based and leverage capital ratios were 12.9% and 11.2% at March 31, 2005, respectively.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared a presentation describing its operating performance and strategies.  The presentation may be accessed at www.vineyardbank.com.

Vineyard National Bancorp operates Vineyard Bank, a community bank principally located in the Inland Empire region of Southern California.  The Bank operates nine full-service branches located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar,  Irwindale, Lake Arrowhead, La Verne, and Manhattan Beach, in addition to loan production offices in Irvine, San Diego and Anaheim.  Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices
9590 Foothill Boulevard, Rancho Cucamonga, California 91730  Tel: (909) 581-1668  Fax: (951) 278-0041
Email address: shareholderinfo@vineyardbank.com

VINEYARD NATIONAL BANCORP
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	March 31,		December 31,
	2005		2004		$ Change	% Change
	(unaudited)		(audited)

Assets
Federal funds sold	$2,000		$2,000		$-	0%
Investment securities	287,955		235,715		52,240	22%

Loans	1,077,706		1,027,037		50,669	5%
Less allowance for loan losses	(13,009)		(13,001)		(8)	0%
Net loans	1,064,697		1,014,036		50,661	5%
Total Earnings Assets	1,354,652		1,251,751		102,901	8%

Cash and due from banks	26,511		20,551		5,960	29%
Premises and equipment, net	13,541		12,399		1,142	9%
Other assets	30,638		26,796		3,842	14%
Total Assets	$1,425,342		$1,311,497		$113,845	9%

Liabilities and Stockholders' Equity
Liabilities
Deposits
Noninterest-bearing	$124,590		$127,466		$(2,876)	-2%
Interest-bearing	922,629		838,080		84,549	10%
Total Deposits	1,047,219		965,546		81,673	8%

Federal Home Loan Bank advances	210,700		177,000		33,700	19%
Subordinated debentures	5,000		5,000		-	0%
Junior subordinated debentures	71,139		71,139		-	0%
Other liabilities	9,612		7,585		2,027	27%
Total Liabilities	1,343,670		1,226,270		117,400	10%

Stockholders' Equity
Common stock equity	93,589		94,821		(1,232)	-1%
Unallocated ESOP shares	(6,715)		(6,856)		141	100%
Cumulative other comprehensive loss	(5,202)		(2,738)		(2,464)	N/A
Total Stockholders' Equity	81,672		85,227		(3,555)	-4%
Total Liabilities and Stockholders' Equity	$1,425,342		$1,311,497		$113,845	9%

Total non-performing loans/Gross loans	0.44%	(1)	0.00%	(1)

Number of shares of common stock outstanding	9,225,629	(2)	9,289,947	(2)
Number of shares of common stock,
assuming exercise of additional investment rights (3)	9,346,404	(2)	9,410,722	(2)

Net book value of common stock	$8.85		$9.17
Net book value of common stock,
excluding other comprehensive loss	$9.42		$9.47
Net book value of common stock,
assuming exercise of additional investment rights (3)	$9.14		$9.45

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(1)	Total non-performing loans includes non-accrual loans and accrual loans that are more than 90 days past due.
(2)	Number of shares of common stock outstanding at March 31, 2005 and December 31, 2004 excludes 286,027 and 291,994 unreleased and unallocated ESOP shares, respectively.
(3)	In connection with a private placement of common stock which was completed on December 10, 2004, additional investment rights were granted to investors to purchase common stock at a price of $31.05.

VINEYARD NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in thousands, except per share amounts)

	Three months ended March 31,

	2005	2004		$ Change	% Change
	(unaudited)	(unaudited)
Interest Income
Loans, including fees	$19,716	$13,082		$6,634	51%
Investment securities and federal funds sold	2,978	2,100		878	42%
Total Interest Income	22,694	15,182		7,512	49%

Interest Expense
Deposits	5,397	3,018		2,379	79%
Other borrowings	2,295	1,050		1,245	119%
Total Interest Expense	7,692	4,068		3,624	89%

Net Interest Income	15,002	11,114		3,888	35%
Provision for loan losses	-	1,800		(1,800)	-100%
Net interest income after provision for loan losses	15,002	9,314		5,688	61%

Other Income
Fees and service charges	381	438		(57)	-13%
Gain on sale of SBA loans and SBA broker fee income	657	884		(227)	-26%
Net gain on sale of investment securities	-	207		(207)	-100%
Other income	75	110		(35)	-32%
Total Other Income	1,113	1,639		(526)	-32%

Gross Operating Income	16,115	10,953		5,162	47%

Operating Expenses
Salaries and benefits	4,924	3,222		1,702	53%
Occupancy and equipment	1,539	981		558	57%
Other operating expenses	2,058	1,727		331	19%
Total Operating Expenses	8,521	5,930		2,591	44%

Earnings before income taxes	7,594	5,023		2,571	51%
Income tax provision	3,177	2,054		1,123	55%
Net Earnings	$4,417	$2,969		$1,448	49%

Weighted average shares outstanding used in
diluted EPS calculation	9,745,300	8,732,408	(4)

Earnings per common share
Basic	$0.47	$0.40	(4)	$0.07	18%
Diluted	$0.45	$0.34	(4)	$0.11	32%

Efficiency Ratio	53%	46%

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(4) Share and per share information was adjusted to reflect the two-for-one stock split in August 2004.

VINEYARD NATIONAL BANCORP AND SUBSIDIARY
FINANCIAL PERFORMANCE
(unaudited)
(dollars in thousands)

	For the Three Months Ended March 31,
	2005			2004
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets
Gross Loans	$1,039,428	$19,716	7.69%	$698,278	$13,082	7.54%
Investment securities (5) and federal funds sold	281,178	2,978	4.30%	214,299	2,100	3.94%
Total interest-earning assets	1,320,606	22,694	6.97%	912,577	15,182	6.69%
Other assets	59,480			42,344
Less: allowance for possible loan losses	(13,007)			(8,065)
Total average assets	$1,367,079			$946,856

Liabilities and Stockholders' Equity
Interest-bearing deposits (6)	$864,046	5,397	2.53%	$569,361	3,018	2.13%
Other borrowings	282,877	2,295	3.29%	216,869	1,050	1.95%
Total interest-bearing liabilities	1,146,923	7,692	2.72%	786,230	4,068	2.08%
Demand deposits	125,546			99,263
Other liabilities	9,295			7,612
Total average liabilities	1,281,764			893,105
Common stock equity, net of
cumulative other comprehensive loss	85,315			53,751
Stockholders' equity	85,315			53,751
Total liabilities and stockholders' equity	$1,367,079			$946,856

Net interest spread (7)			4.25%			4.61%
Net interest margin (8)		$15,002	4.61%		$11,114	4.90%

Return on Average Assets			1.31%			1.26%
Return on Average Common Equity			21.00%			22.22%
Net Charge-off's/Average Gross Loans			0.00%			0.00%

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(5) The yield for investment securities is based on historical amortized cost balances.
(6) Includes savings, NOW and money market deposit accounts.
(7) Net interest spread represents the average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(8) Net interest margin is computed by dividing net interest income by total average earning assets.